CERTIFICATE OF AMENDMENT
                                       TO
                          CERTIFICATE OF INCORPORATION
                                       OF
                                BRIDGESTONE CORP.
                            (A Delaware Corporation)


     The undersigned, being the President of Bridgestone Corp., a Delaware corporation (the "Corporation"), and being duly authorized to act on behalf of the Corporation, does hereby adopt and file this Certificate of Amendment to the Certificate of Incorporation of the Corporation pursuant to Sections 103 and 242
o the General Corporation Law of Delaware, and for such purposes certifies that:

     FIRST: The name of the Corporation is Bridgestone Corp.

     SECOND: The paragraphs presented below correctly set forth amendments to the Certificate of Incorporation of the Corporation, and were adopted by vote of the stockholders of the Corporation sufficient for approval on March 21, 1997, in the manner prescribed by the General Corporation Law of Delaware.

     4. Article I of the Certificate of Incorporation of the Corporation is amended to read in its entirety as follows:

                                    Article I
                                NAME AND DURATION

     The name of this corporation is Intellectual Technology, Inc. (the "Company"). It shall have perpetual existence.

     5. Article 5.05 of the Certificate of Incorporation of the Corporation is amended to read in its entirety as follows:

     5.05. Amendment of Stockholder Rights -- Combination of Outstanding Shares. In accordance with Section 242(a) of the General Corporation Law, a one-for-fifty reverse stock split is declared with respect to all of the shares of Common Stock issued and outstanding at the close of business on March 21, 1997 (the "Effective Time"), so that every fifty shares of Common Stock, par value $0.00001 per share, outstanding at the Effective Time are combined into one share of Common Stock, par value $0.00001 per share, with the stated capital of the Corporation being adjusted accordingly.

     3. Articles 5.01 of the Certificate of Incorporation of the Corporation is amended to read in its entirety as follows:

     5.01 Authorized Shares. The aggregate number of shares which the Company shall have authority to issue is Twenty-One Million (21,000,000). Twenty Million (20,000,000) shares shall be designated "Common Stock" and shall have a par value of $0.00001 per share. One Million (1,000,000) shares shall be designated "Preferred Stock" and shall have a par value of $0.00001 per share. All shares of the Company shall be issued for such consideration, expressed in dollars, as the Board of Directors may, from time to time, determine.

     IN WITNESS WHEREOF, the undersigned has signed this Certificate of Amendment on the twenty-fourth day of March, 1997

                                     /s/Walter G. Fuller
                                    -----------------------------------
                                    Walter G. Fuller, President

STATE OF INDIANA     )
                     ) ss.
COUNTY OF DE KALB    )

     I, the undersigned, a notary public, being authorized by the laws of the State of Indiana to take acknowledgements of deeds, hereby certify that on the twenty-fourth day of March, 1997, the above named person personally appeared before me and, being by me first duly sworn, declared that he is the person who signed the foregoing Certificate of Amendment to the Certificate of Incorporation as President, that such Certificate of Amendment is the act and deed of Bridgestone Corp., a Delaware corporation, and that the statements therein contained are true.

     WITNESS my hand and official seal.



(SEAL)                                ---------------------------------------
                                      Notary Public

My Commission Expires:

10/17/97
------------------------